EXHIBIT 3.47
CERTIFICATE OF RESTATED
ARTICLES OF INCORPORATION
OF
BETHLEHEM HIBBING CORPORATION
               These Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation of Bethlehem Hibbing Corporation and all amendments thereto.
ARTICLE I
               The name of the Corporation is: BETHLEHEM HIBBING CORPORATION.
ARTICLE II
               The purposes of the Corporation are general business purposes, including without limitation:
          (a) to carry on the business of searching, drilling, prospecting and otherwise exploring for, mining, carrying, milling, agglomerating, concentrating, sintering, beneficiating and otherwise treating, smelting and in any manner refining taconite, as defined in the statutes of the State of Minnesota now or hereafter in effect;
          (b) to buy, lease, contract for and acquire, to own, hold, use, operate and improve, to lease, mortgage, sell and dispose of, and to deal generally in, any and all kinds of property, whether real, personal or mixed, or any right or interest therein that shall be deemed to be convenient for or directly or indirectly to aid, effectuate or develop the purposes, or any of them, of the Corporation;
          (c) to acquire, hold, mortgage, pledge and dispose of shares, bonds, securities and other evidences of indebtedness of any domestic or foreign corporation, and while the owner thereof to exercise all the rights, powers and privileges of ownership;
          (d) to construct, acquire, lease and operate facilities, buildings and structures suitable to or in aid of any of the purposes of the Corporation;

          (e) to accept advances of and to borrow money, to issue evidences of indebtedness for money advanced to the Corporation and borrowed by it, and to secure its obligations by hypothecation of all or any part of its property;
          (f) to be a partner, joint venturer or association member in any business enterprise;
          (g) to do each and every act necessary, suitable, useful or convenient for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation and to exercise all authority enjoyed by corporations generally by virtue of the provisions of the Minnesota Business Corporation Act or otherwise; and
          (h) to engage in any lawful act or activity for which corporations may he formed under the Minnesota Business Corporation Act, as it may be amended from time to time.
ARTICLE III
          The duration of the Corporation shall be perpetual.
ARTICLE IV
               The location and post office address of the registered office of the Corporation in the State of Minnesota is 405 Second Avenue, South, c/o C. T. Corporation System Inc., Minneapolis, Minnesota 55401.
ARTICLE V
               The total authorized number of shares shall be 1,000 common shares, and the par value of each of such shares shall be $1 amounting in the aggregate to $1,000. Such shares are hereby designated as Common Stock. The Board of Directors shall have the authority to accept or reject subscriptions for shares of the Corporation and to issue shares of the Corporation upon receipt of consideration therefor.

ARTICLE VI
               The relative rights, voting powers, preferences and restrictions of such shares are as provided by the Minnesota Business Corporation Act, as it may be amended from time to time.
ARTICLE VII
               The amount of stated capital with which the Corporation will begin business is $1,000.
ARTICLE VIII
               The names and post office addresses of the directors of the Corporation at the time of adoption of these Restated Articles are:

David Adams IV	Martin Tower	Bethlehem, PA	18016
F. S. Dickerson, III	Martin Tower	Bethlehem, PA	18016
D. A. Macdonald	Martin Tower	Bethlehem, PA	18016
R. M. McCann	Martin Tower	Bethlehem, PA	18016
G. L. Millenbruch	Martin Tower	Bethlehem, PA	18016
The term of office of each of such directors shall be one year or until their successors are duly elected and qualified.
               The Board of Directors of the Corporation shall have the power to adopt, amend and repeal By-laws for the Corporation, except those fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board or fixing the qualifications, classifications, terms of office or number of directors (except that the directors may adopt or amend any By-law to increase their number), subject to the power of the shareholders, exercisable in the manner provided in subdivision 3 of Section 302A.181 of the Minnesota Business Corporation Act, as it may be amended from time to time, to adopt, amend or repeal such By-laws.

ARTICLE IX
               There shall be no right of cumulative voting for the election of directors of the Corporation.
ARTICLE X
               The holders of shares of the Corporation shall have no preemptive right to subscribe to shares of any class that may be subsequently issued by the Corporation.
               IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed in its corporate name by one of its Vice Presidents, and its corporate seal to be hereunto affixed and attested by one of its Assistant Secretaries this 15th day of April, 1983.

BETHLEHEM HIBBING CORPORATION
attest:

/s/ R.G. Masters	By:	/s/ A. A. Zimmerman
Assistant Secretary

COMMONWEALTH OF PENNSYLVANIA	)
)
	)	ss.
)
COUNTY OF LEHIGH	)
          On this 2nd day of December, A.D. 1983, before me personally appeared A. A. Zimmerman and R. G. Masters, to me known to be respectively a Vice President and an Assistant Secretary of Bethlehem Hibbing Corporation, who executed the foregoing Certificate of Restated Articles of Incorporation of Bethlehem Hibbing Corporation and acknowledged that they executed the same as their free act and deed as such Vice President and Assistant Secretary respectively.
(notarial seal)

/s/
Notary Public

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
                                   BETHLEHEM HIBBING
                                   CORPORATION, a corporation organized and
                                   existing under and by virtue of the Business
                                   Corporation Act of the State of Minnesota,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of said corporation:
          RESOLVED, that the Articles of Incorporation of BETHLEHEM HIBBING CORPORATION shall be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:
          “ARTICLE I The name of the Corporation is: Hibbing Taconite Holding Inc.”
     SECOND: This Certificate of Amendment effecting the foregoing was duly adopted by the directors and the stockholders of the corporation in accordance with Sections 302A.239, 302A.441 and 301A.135 of the Business Corporation Act of the State of Minnesota.
          IN WITNESS WHEREOF, this Certificate of Amendment of the Articles of Incorporation has been executed this 8 day of May, 2003 by the undersigned who affirms that the statements made herein are true and correct.

BETHLEHEM HIBBING CORPORATION

By:	/s/ Bruce Pole

	Name:	Bruce Pole
	Title:	Chief Financial Officer,
Vice President and Secretary